FOR IMMEDIATE RELEASE

CONTACTS:
Stephen D. Axelrod, CFA
Peter J. Mundy, CFO	Alisa D. Steinberg (Media)
Intelli-Check, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (516) 992-1900	Tel. (212) 370-4500 Fax (212) 370-4505
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

INTELLI-CHECK, INC. ANNOUNCES SUDDEN PASSING OF ITS CHAIRMAN AND CEO

Woodbury, NY - June 7, 2007 -- Intelli-Check, Inc. (AMEX: IDN) is saddened to announce the sudden passing of Mr. Frank Mandelbaum, the Company’s Chairman and CEO.

Mr. Mandelbaum pioneered Intelli-Check and has been its Chairman and CEO since July 1, 1996. Mr. Mandelbaum was responsible for taking the Company public in 1999 and building it into the acknowledged leader in technology that assured the authenticity of driver licenses, state-issued non-driver and military identification cards used as proof of identity. In recent years, Mr. Mandelbaum was highly instrumental in securing many new partnerships amongst many large, well-known companies to bolster Intelli-Check’s position in the government sector.

Intelli-Check’s Board of Directors plans to convene shortly to discuss a succession plan and will disclose those plans immediately to shareholders upon approval.

Mr. Mandelbaum was a kind, generous, and caring man who was loved by many and will be sorely missed by all of his colleagues at Intelli-Check. The Board of Directors wishes heartfelt sympathies to his family during this difficult period. Mr. Mandelbaum is survived by his wife, Ann, children, Robert and David, brother, Lance, grandchildren and nephews.

____________________________________

About Intelli-Check, Inc.

Intelli-Check, Inc. is the acknowledged leader in technology that helps assure the authenticity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Our patented ID-CHECK technology instantly reads, analyzes, and verifies the encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format is valid. For more information, please visit www.intellicheck.com.

###